Description

The Mexico Fund, Inc. (the "Fund") is a non-diversified closed-end management investment company with the investment objective of long-term capital appreciation through investments in securities, primarily equity, listed on the Mexican Stock Exchange. The Fund provides a vehicle to investors who wish to invest in Mexican companies through a managed non-diversified portfolio as part of their overall investment program. The Fund's shares are listed and traded on the New York Stock Exchange ("NYSE") under the symbol "MXF."

Managed Distribution Plan ("MDP")
The Board of Directors of the Fund has authorized quarterly distributions of $0.15 per share under the MDP. With each distribution, the Fund will issue a notice to stockholders and an accompanying press release, which will provide detailed information regarding the amount and composition of the distribution and other information required by the Fund's MDP exemptive order. The Fund's Board of Directors may amend or terminate the MDP at any time without prior notice to stockholders. You should not draw any conclusions about the Fund's investment performance from the amount of distributions or from the terms of the Fund's MDP.

Highlights
Total Net Assets (million)[1]	$288.52	Daily Average Number of Shares Traded[2]	37,641
NAV per share[1]	$19.23	Outstanding Shares[3]	15,005,224
Closing price[2]	$16.63	Expense Ratio (4/30/2018)	1.62%
Discount	13.52%	Portfolio Turnover (4/30/2018)	11.71%

Performance[1]	Cumulative			Annualized
	1 Month	YTD	1 Year	3 Years	5 Years	10 Years
MXF Market Price	10.84%	8.33%	-3.03%	-0.23%	-4.42%	3.27%
MXF NAV	10.65%	8.78%	-1.80%	0.98%	-1.99%	2.48%
EWW NAV[4]	8.86%	5.63%	-5.90%	-0.91%	-2.94%	1.15%
MSCI Mexico Index	10.12%	6.28%	-5.63%	0.01%	-2.18%	1.56%

These figures represent past performance. Past performance does not guarantee future results. The Fund's investment return and principal value will fluctuate so that an investor's shares, at the time of sale, may be worth more or less than their original cost. Current performance may be lower or higher than the performance quoted above.

1 Source: Impulsora del Fondo México, S.C. Performance figures take into account reinvestments of distributions.
2 Source: NYSE. Shares traded figure represents average volume traded on U.S. consolidated markets during the month.
3 During July 2018, the Fund repurchased no shares.
4 Source: iShares MSCI Mexico Capped ETF (tracks a Mexico Index produced by MSCI).

Top Ten Holdings (61.44% of Net Assets)
1 América Móvil	12.76%	6 Cemex	4.91%
2 Wal-Mart de México	7.79%	7 Alfa	4.90%
3 Fomento Económico Mexicano	7.52%	8 Ternium	4.02%
4 Grupo Financiero Banorte	6.52%	9 Mexichem	3.64%
5 Grupo México	6.10%	10 Gruma	3.28%

Holdings are subject to change and are provided for informational purposes only and should not be deemed as a recommendation to buy or sell the securities shown.

Fund Manager´s Comments

Global equity markets registered positive returns during July 2018. The MSCI Indices of Developed and Emerging Markets increased 3.1% and 1.7%, respectively, during the month, the latter driven by a strong increase in the MSCI Latam Index of 9.1%. In the United States, the DJIA and the S&P increased 4.7% and 3.6%, respectively. The MSCI Mexico Index increased 10.1% during the month, while the Mexican peso appreciated 6.8% to Ps. $18.65, due to new advances regarding NAFTA renegotiations, and announcements by the governments of Mexico and the United States that a renegotiated NAFTA text could be reached during August 2018. At the same time, there were positive reactions from market participants and the private sector to the outcome of Mexican Presidential elections. The U.S. dollar appreciated 0.1% (measured by the DXY Index5) during July 2018 and the yield on the U.S. 10-year Treasury note increased 10 basis points to 2.96%.

In local news, official results of Mexican Presidential elections held on July 1st confirmed Mr. Andrés Manuel López Obrador as triumphant. Mr. López Obrador will take office on December 1st. In addition, results also confirmed a majority victory in both the Lower House and the Senate of the coalition of parties supporting Mr. López Obrador. Mr. López Obrador sent positive messages to investors and the Mexican private sector, stressing his commitments to maintain prudent debt levels and fiscal responsibility and preserving Mexico´s Central Bank autonomy and a floating exchange rate system. Mexican-listed companies reported their financial results for the second quarter of 2018, exhibiting overall positive operational results driven by solid domestic consumption, strong commodity prices and the positive effect from the Mexican peso depreciation on income from exports and sales abroad when translated to local currency. Sales and Ebitda increased 10.9% and 11.1%, respectively, while net profits increased 3.6%, partially affected by losses from currency exchange fluctuations. Lastly, Mexico´s preliminary GDP for the second quarter of 2018 grew at an annual rate of 2.7%.

The information presented in this report has been derived from the sources indicated. Neither The Mexico Fund, Inc. nor its Adviser, Impulsora del Fondo México, S.C., has independently verified or confirmed the information presented herein.

Important Risk Disclosure
All performance shown is historical. Closed-end funds are traded on the secondary market through one of the stock exchanges. Shares of closed-end funds may trade above (premium) or below (discount) the NAV of the fund's portfolio. The NAV is the value of an entity's assets less the value of its liabilities. The Market Price is the current price at which an asset can be bought or sold. There is no assurance that the Fund will achieve its investment objective.

An investment in the Fund entails special risk considerations, including among others the risks of foreign investments, Mexican investments, market illiquidity and volatility, market corrections, risks associated with the Mexican economy, political factors and security, currency exchange rate fluctuations, NAV discount risk, foreign custody risk, dollar denominated investments risk and risks associated with the concentration of the Mexican equity market. Investors should consider their investment goals, time horizons and risk tolerance before investing in the Fund. An investment in the Fund is not appropriate for all investors, and the Fund is not intended to be a complete investment program. Investors should carefully review and consider the Fund's investment objective, risks, charges and expenses before investing.

5 DXY Index computes the value of the U.S. dollar relative to a basket of foreign currencies.